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EXHIBIT 2

SHAREHOLDER VOTING AGREEMENT

        SHAREHOLDER VOTING AGREEMENT, dated as of March 12, 2002 (this "Agreement"), among the shareholders listed on the signature page(s) hereto (collectively, "Shareholders" and each individually, a "Shareholder") and divine, inc., a Delaware corporation ("Parent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Combination Agreement referred to below.

        WHEREAS, as of the date hereof, the Shareholders are the beneficial owners of the number of shares of capital stock of Company set forth on the signature pages hereto (such shares, or any other voting or equity of securities of Company hereafter acquired by any Shareholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

        WHEREAS, concurrently with the execution of this Agreement, Parent and Company are entering into a Combination Agreement, dated as of the date hereof (the "Combination Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Company will become a wholly owned subsidiary of Parent (the "Combination"); and

        WHEREAS, as a condition to the willingness of and in order to induce Parent to enter into the Combination Agreement, Parent has required that each of the Shareholders agree, and each of the Shareholders are willing to, enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

        Section 1.    Voting of Shares.

        (a)  Each Shareholder covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the shareholders of Company, however called, and in any action by written consent of the shareholders of Company, such Shareholder will vote, or cause to be voted, all of such Shareholder's respective Shares, in favor of the adoption and approval of the Combination Agreement, the Combination, the Arrangement, and the transactions contemplated by the Combination Agreement and the Plan of Arrangement, as they may be modified or amended from time to time in a manner not materially adverse to the Shareholders. Each Shareholder further covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, such Shareholder will not vote any Shares in favor of any of the following (other than the Combination and the transactions contemplated by the Combination Agreement and the Plan of Arrangement): (i) any Acquisition Proposal, (ii) any merger, combination, consolidation, reorganization, recapitalization, sale of assets, liquidation, dissolution, or other business combination transaction involving Company, (iii) any removal of members of the board of directors of Company, (iv) any amendment to Company's articles of incorporation, (v) any other action that is inconsistent with the Combination or Arrangement, or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage, or adversely affect the Combination, the Arrangement, or any of the other transactions contemplated by the Combination Agreement, the Plan of Arrangement, or this Agreement.

        Section 2.    Irrevocable Proxy.    Each Shareholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Shareholder's proxy (with full power of substitution), for and in its name, place, and stead, to vote his, her, or its Shares at any meeting of the shareholders of Company called with respect to any of the matters specified in, and in accordance and consistent with, Section 1 hereof. Each Shareholder understands and acknowledges that Parent is entering into the Combination Agreement and the Plan of Arrangement in reliance upon the Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution of the Combination Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, each Shareholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof, and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

        Section 3.    Transfer of Shares.    Each Shareholder covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, such Shareholder will not, directly or indirectly, (i) sell, assign, transfer (including by merger, combination, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding, or otherwise by operation of law), pledge, encumber, or otherwise dispose of any of the Shares; (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; or (iii) enter into any contract, option, or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, combination, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding, or otherwise by operation of law), or other disposition of any Shares. Notwithstanding the foregoing in this Section 3, any shareholder may sell, assign or transfer any Shares for estate planning or other tax purposes, provided that, on or prior to the date of such sale, assignment or transfer, the transferee executes and delivers to Parent a Shareholder Voting Agreement in the same form as this Agreement.

        Section 4.    Power of Attorney.    The Shareholder hereby appoints Parent as attorney in fact (which is unconditional, irrevocable and is coupled with an interest) for and on its behalf to execute pursuant to Section 110 of the OBCA a proxy appointing such Person designated by Parent to attend and act on behalf of the Shareholder at any meeting of Company shareholders in respect of any of the matters referred to in Section 1 hereof and to act on behalf of the Shareholder on every action or approval by written consent of Company Shareholders in respect of such matters. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

        Section 5.    Representations and Warranties of the Shareholders.    Each Shareholder, on its own behalf, hereby severally represents and warrants to Parent with respect to itself and its, his, or her ownership of the Shares, except as otherwise disclosed on the applicable signature page hereto, as follows:

        (a)    Ownership of Shares.    The Shareholder beneficially owns all of the Shares as set forth on the applicable signature page hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances, and security interests whatsoever. The Shareholder owns no shares of Company Common Shares other than the Shares as set forth on the signature page. The Shareholder has sole voting power, without restrictions, with respect to all of the Shares.

        (b)    Power, Binding Agreement.    The Shareholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

        (c)    No Conflicts.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to the Shareholder, the Shares, or any of the Shareholder's properties or assets. Except as expressly contemplated hereby and the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders' agreement, partnership agreement, or voting trust. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality, domestic, foreign, or supranational, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

        (d)    Voting.    Neither the Shareholder nor any registered holder of the Shareholder's Shares has previously granted or agreed to grant any ongoing proxy in respect of the Shareholder's Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Shareholder's Shares.

        (e)    No Proceeding Pending.    There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the best of the knowledge, information and belief of the Shareholder, threatened against the Shareholder, which relates to this Agreement or otherwise materially impairs the ability of the Shareholder to consummate the transactions contemplated hereby.

        Section 6.    Termination.    This Agreement shall terminate upon the termination of the Combination Agreement in accordance with its terms; provided that no such termination of this Agreement shall relieve any party of liability for a willful breach hereof prior to termination.

        Section 7.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 8.    Fiduciary Duties.    Each Shareholder is signing this Agreement solely in such Shareholder's capacity as an owner of his, her, or its respective Shares, and nothing herein shall prohibit, prevent, or preclude such Shareholder from taking or not taking any action in his or her capacity as an officer or director of Company (it being understood that the Combination Agreement may prohibit or restrict such action).

        Section 9.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified, or rescinded except by an instrument in writing signed by each of the parties hereto.

        Section 10.    Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        Section 11.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without regard to the principles of conflicts of law thereof.

        Section 12.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        Section 13.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

  (i)
  if to a Shareholder to the address set forth on the respective signature page of this Agreement with copies to:

    Goodmans LLP
    250 Yonge Street
    Toronto, Ontario M5B 2M6
    Attention: Stephen Halperin
    Facsimile: 416-979-1234

      and

    Testa, Hurwitz & Thibeault, LLP
    125 High Street
    Boston, MA 02110
    Attention: F. George Davitt
    Facsimile: 617-248-7100

      and

    McCarthy Tetrault LLP
    Suite 4700
    Toronto Dominion Bank Tower
    Toronto Dominion Center
    Toronto, Ontario M5K 1E6
    Attention: David E. Woollcombe
    Facsimile: 416-868-0673

  (ii)
  if to Parent to:

    divine, inc.
    1301 N. Elston Avenue
    Chicago, Illinois 60622
    Attention: Chief Financial Officer and General Counsel
    Facsimile: (773) 394-6604

    with a copy to:

    Bell, Boyd & Lloyd LLC
    70 West Madison Street
    Suite 3300
    Chicago, Illinois 60602
    Attention: D. Mark McMillan, Esq.
    Facsimile: (312) 827-8001

        Section 14.    No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

        Section 15.    Assignment.    Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent without consent of Company or the Shareholder, provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

        Section 16.    Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

        Section 17.    Submission to Jurisdiction.    Each of the parties to this Agreement (a) consents to submit itself to the jurisdiction of the Ontario Superior Court of Justice (Commercial List) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

        Section 18.    Waiver of Jury Trial.    EACH OF PARENT, AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, COMPANY, OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Shareholder Voting Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

PARENT:
divine, inc.
By:	/s/ Jude M. Sullivan
Name:	Jude M. Sullivan
Its:	Senior Vice President, General Counsel and Secretary

[Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow]

        IN WITNESS WHEREOF, the undersigned has caused this Shareholder Voting Agreement to be duly executed as of the date first written above.

CARIDA INVESTMENTS INC.
By:	/s/ Dennis Bennie
Name:	Dennis Bennie
Its:	Sole Shareholder
Address:	52 Owen Blvd. Toronto
Number of Shares Beneficially Owned:
918,578 Shares

[Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow]

        IN WITNESS WHEREOF, the undersigned has caused this Shareholder Voting Agreement to be duly executed as of the date first written above.

GHI LIMITED PARTNERSHIP
By:	1329347 Ontario, Inc., as General Partner of GHI Limited Partnership
By:	/s/ Bahman Kooestani
Name:	Bahman Koohestani
Its:	Sole Shareholder
Address:	3 Brookfield Rd. Toronto, ON M2P 1B1
Number of Shares Beneficially Owned:
3,500,000 Shares

[Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow]

        IN WITNESS WHEREOF, the undersigned has caused this Shareholder Voting Agreement to be duly executed as of the date first written above.

/s/ Vikas Kapoor Vikas Kapoor
Address:	91 Central Park West, Apt 12D New York, NY 10023
Number of Shares Beneficially Owned:
4,230,000 Shares#
#Only those Shares for which Vikas Kapoor is entitled to vote under that certain Restricted Share Agreement between Vikas Kapoor and the Company will be subject to this Agreement.

[Signature Page to Shareholder Voting Agreement.]

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SHAREHOLDER VOTING AGREEMENT